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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                November 24, 1999





                     CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
             (Exact name of registrant as specified in its charter)




         Illinois                          1-3672                37-0211380
(State or other jurisdiction          (Commission             (I.R.S. Employer
    of incorporation)                File Number)            Identification No.)




               607 East Adams Street, Springfield, Illinois 62739
              (Address of principal executive offices and Zip Code)






       Registrant's telephone number, including area code: (217) 523-3600


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ITEM 5.  OTHER EVENTS

     Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Liquidity and Capital Resources" in the Registrant's Form 10-Q for the quarter ended September 30, 1999, for a discussion of cost reduction alternatives being explored by the Registrant. In late November and mid-December 1999, the Registrant and two of its coal suppliers executed agreements to terminate their existing coal supply contracts effective December 31, 1999. Under the agreements, the Registrant will make termination payments to the suppliers totaling approximately $52 million. These termination payments will be recorded as a nonrecurring charge in the fourth quarter of 1999, equivalent to $31 million, after income taxes.

     Total pre-tax fuel cost savings from these termination agreements are estimated to be $183 million (or $131 million net of the termination payments) through 2010 which is the maximum period that would have remained on any of the terminated coal supply contracts. Approximately $66 million of pre-tax fuel cost savings is expected to be realized over the next three years.

     The foregoing estimates of the savings from the termination of the coal supply contracts are forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially from those discussed herein. Among the factors that could affect actual results is the future market price for fuel.




                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 CENTRAL ILLINOIS PUBLIC
                                                    SERVICE COMPANY
                                                      (Registrant)


                                                 By   /s/ Warner L. Baxter
                                                    ------------------------
                                                        Warner L. Baxter
                                                  Vice President and Controller
                                                  (Principal Accounting Officer)

Date:  December 20, 1999